Exhibit 10.14

DYNASIL CORPORATION OF AMERICA

SECOND AMENDED AND RESTATED EMPLOYEE STOCK PURCHASE PLAN

DECEMBER 13, 2018

I.           PURPOSE OF THE PLAN

This Second Amended and Restated Employee Stock Purchase Plan is intended to promote the interests of Dynasil Corporation of America by providing eligible employees with the opportunity to acquire a proprietary interest in the Corporation through participation in an employee stock purchase plan designed to qualify under Section 423 of the Code.

Capitalized terms herein shall have the meanings assigned to such terms in the attached Appendix as set forth in the text.

II.          ADMINISTRATION OF THE PLAN

The Plan Administrator shall have full authority to interpret and construe any provision of the Plan and to adopt such rules and regulations for administering the Plan as it may deem necessary in order to comply with the requirements of Code Section 423. Decisions of the Plan Administrator shall be final and binding on all parties having an interest in the Plan.

III.        STOCK SUBJECT TO PLAN

A.    The stock purchasable under the Plan shall be shares of authorized but unissued or reacquired Common Stock, including shares of Common Stock purchased on the open market. The maximum number of shares of Common Stock which may be issued over the term of the Plan shall not exceed Four Hundred Fifty Thousand (450,000) shares (as adjusted for splits and dividends).

B.    Should any change be made to the Common Stock by reason of any stock split, stock dividend, recapitalization, combination of shares, exchange of shares or other change affecting the outstanding Common Stock as a class without the Corporation's receipt of consideration, appropriate adjustments shall be made to (i) the maximum number and class of securities issuable under the Plan, (ii) the maximum number and class of securities purchasable per Participant on any one Purchase Date and (iii) the number and class of securities and the price per share in effect under each outstanding purchase right in order to prevent the dilution or enlargement of benefits thereunder.

IV.         OFFERING PERIODS

A.    Shares of Common Stock shall be offered for purchase under the Plan through a series of successive offering periods until such time as (i) the maximum number of shares of Common Stock available for issuance under the Plan shall have been purchased or (ii) the Plan shall have been sooner terminated.

B.    Each offering period shall be twelve (12) months. All offering periods shall commence on January 1 and end on December 31 of each year.

V.         ELIGIBILITY

A.    Each individual who is an Eligible Employee during any offering period may purchase shares during that offering period, provided he or she remains an Eligible Employee.

B.    To participate in the Plan for a particular offering period, the Eligible Employee must complete forms prescribed by the Plan Administrator.

VI.        PURCHASE RIGHTS

A.    Grant of Purchase Right. A Participant shall be granted a separate purchase right for each offering period. The purchase right shall provide the Participant with the right to purchase shares of Common Stock, in a series of successive installments over the remainder of such offering period, upon the terms set forth below. The Participant shall execute a stock purchase agreement embodying such terms and such other provisions (not inconsistent with the Plan) as the Plan Administrator may deem advisable.

Under no circumstances shall purchase rights be granted under the Plan to any Eligible Employee if such individual would, immediately after the grant, own (within the meaning of Code Section 424(d)) or hold outstanding options or other rights to purchase, stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Corporation or any Corporate Affiliate.

B.    Exercise of the Purchase Right. The purchase right shall be exercised within the offering period by a Participant exercising the appropriate purchase request and paying the purchase price. Shares of Common Stock shall accordingly be purchased on behalf of each Participant. Upon the expiration of the offering period, any unexercised rights shall terminate as to that offering period.

C.    Purchase Price. The purchase price per share at which Common Stock will be purchased on the Participant's behalf shall be equal to eighty-five percent (85%) of the Fair Market Value per share of Common Stock on the date that the Purchase Price is paid; provided, however, that the Purchase Price may be adjusted by the Board pursuant to Section IX.

D.    Number of Purchasable Shares. During any twelve (12) month period, an Employee shall be prohibited from purchasing pursuant to the Amended and Restated Employee Stock Purchase Plan, more than that number of shares for which the total purchase price is $20,000. This means, for example, if the purchase price is $5.00 per share, then an employee may purchase no more than 4,000 shares during any twelve (12) month offering period.

Should the Participant cease to remain an Eligible Employee for any reason (including death, disability or change in status), then his or her purchase right shall immediately terminate.

E.    Proration of Purchase Rights. Should the total number of shares of Common Stock to be purchased pursuant to outstanding purchase rights on any particular date exceed the number of shares then available for issuance under the Plan, the Plan Administrator shall make a pro-rata allocation of the available shares on a uniform and nondiscriminatory basis.

F.    Assignability. The purchase right shall be exercisable only by the Participant and shall not be assignable or transferable by the Participant.

G.    Stockholder Rights. A Participant shall have no stockholder rights with respect to the shares subject to his or her outstanding purchase right until the shares are purchased by the Participant in accordance with the provisions of the Plan and the Participant has become a holder of record of the purchased shares.

VII.       ACCRUAL LIMITATIONS

A.    No Participant shall be entitled to accrue rights to acquire Common Stock pursuant to any purchase right outstanding under this Plan if and to the extent such accrual, when aggregated with (i) rights to purchase Common Stock accrued under any other purchase right granted under this Plan and (ii) similar rights accrued under other employee stock purchase plans (within the meaning of Code Section 423) of the Corporation or any Corporate Affiliate, would otherwise permit such Participant to purchase more than Twenty-Five Thousand Dollars ($25,000) worth of stock of the Corporation or any Corporate Affiliate (determined on the basis of the Fair Market Value per share on the date or dates such rights are granted) for each calendar year such rights are at any time outstanding.

B.    For purposes of applying such accrual limitations to the purchase rights granted under the Plan, the following provisions shall be in effect:

i.    The right to acquire Common Stock under each outstanding purchase right shall accrue on the first day of the offering period.

ii.    No right to acquire Common Stock under any outstanding purchase right shall accrue to the extent the Participant has already accrued in the same calendar year the right to acquire Common Stock under one (1) or more other purchase rights at a rate equal to Twenty-Five Thousand Dollars ($25,000) worth of Common Stock (determined on the basis of the Fair Market Value per share on the date or dates of grant) for each calendar year such rights were at any time outstanding.

C.    In the event there is any conflict between the provisions of this Article and one or more provisions of the Plan or any instrument issued thereunder, the provisions of this Article shall be controlling.

VIII.      EFFECTIVE DATE AND TERM OF THE PLAN

A. The Plan was adopted by the Board and the shareholders on January 26, 1999, and became effective on that date.

B. Unless sooner terminated by the Board, the Plan shall terminate upon the earliest of (i) September 28, 2030, or (ii) the date on which all shares available for issuance under the Plan shall have been sold pursuant to purchase rights exercised under the Plan. No further purchase rights shall be granted or exercised under the Plan following its termination.

IX.        AMENDMENT OF THE PLAN

The Board may alter, amend, suspend or discontinue the Plan at any time. However, the Board may not, without the approval of the Corporation's stockholders, (i) materially increase the number of shares of Common Stock issuable under the Plan or the maximum number of shares purchasable per Participant during any offering period, except for permissible adjustments in the event of certain changes in the Corporation's capitalization, (ii) alter the purchase price formula so as to reduce the purchase price payable for the shares of Common Stock purchasable under the Plan, or (iii) materially increase the benefits accruing to Participants under the Plan or materially modify the requirements for eligibility to participate in the Plan. Notwithstanding the above, in the event the Board determines that the ongoing operation of the Plan may result in unfavorable financial accounting consequences, the Board may, in its discretion and, to the extent necessary or desirable, modify or amend the Plan to reduce or eliminate such accounting consequence including, but not limited to (i) altering the purchase price for any offering period including an offering period underway at the time of the change in purchase price, (ii) shortening any offering period, including an offering period underway at the time of the Board action; and (iii) allocating shares. Such modifications or amendments shall not require stockholder approval or the consent of any Plan Participants.

X.         GENERAL PROVISIONS

A.    Nothing in the Plan shall confer upon the Participant any right to continue in the employ of the Corporation or any Corporate Affiliate for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Corporation (or any Corporate Affiliate employing such person) or of the Participant, which rights are hereby expressly reserved by each, to terminate such person's employment at any time for any reason, with or without cause.

B.    All costs and expenses incurred in the administration of the Plan shall be paid by the Corporation.

C.    The provisions of the Plan shall be governed by the laws of the State of Delaware without resort to that State's conflict-of-laws rules.

D.    As a condition to any purchase of shares under the Plan, each Participant shall be required to notify the Company of any sale of shares acquired under the Plan.

APPENDIX

The following definitions shall be in effect under the Plan:

A.           Board shall mean the Corporation's Board of Directors.

B.           Code shall mean the Internal Revenue Code of 1986, as amended.

C.           Common Stock shall mean the Corporation's common stock.

D.           Corporate Affiliate shall mean any parent or subsidiary corporation of the Corporation (as determined in accordance with Code Section 424), whether now existing or subsequently established.

E.            Corporation shall mean Dynasil Corporation of America, a Delaware corporation, and any corporate successor to all or substantially all of the assets or voting stock of Dynasil Corporation of America which shall by appropriate action adopt the Plan.

F.            Eligible Employee shall mean any person who is employed by the Corporation on a basis under which he or she is regularly expected to render more than twenty (20) hours of service per week, and has been employed for more than three (3) months for earnings considered wages under Code Section 3401(a).

G.            Entry Date shall mean the date an Eligible Employee first commences participation in the offering period in effect under the Plan.

H. Fair Market Value per share of Common Stock on any relevant date shall be determined in accordance with the following provisions:

i.    If the Common Stock is at the time quoted on the OTC Bulletin Board, then the Fair Market Value shall be the average bid price per share on the date in question, as such price is quoted on the OTC Bulletin Board. If there is no average bid price for the Common Stock on the date in question, then the Fair Market Value shall be the closing bid price on the last preceding date for which such quotation exists.

ii.    If the Common Stock is at the time traded on the Nasdaq SmallCap Market or Nasdaq National Market, then the Fair Market Value shall be the closing selling price per share of Common Stock on the date in question, as such price is reported by the National Association of Securities Dealers on such Nasdaq Market or any successor system. If there is no closing selling price for the Common Stock on the date in question, then the Fair Market Value shall be the closing selling price on the last preceding date for which such quotation exists.

iii.    If the Common Stock is at the time listed on any Stock Exchange, then the Fair Market Value shall be the closing selling price per share of Common Stock on the date in question on the Stock Exchange determined by the Plan Administrator to be the primary market for the Common Stock, as such price is officially quoted in the composite tape of transactions on such exchange. If there is no closing selling price for the Common Stock on the date in question, then the Fair Market Value shall be the closing selling price on the last preceding date for which such quotation exists.

I.            1933 Act shall mean the Securities Act of 1933, as amended.

J.            Participant shall mean any Eligible Employee of the Corporation.

K.           Corporation shall mean the Corporation and such Corporate Affiliate or Affiliates as may be authorized from time to time by the Board to extend the benefits of the Plan to their Eligible Employees.

L.            Plan shall mean the Corporation's Amended and Restated Employee Stock Purchase Plan, as set forth in this document.

M.          Plan Administrator shall mean a committee appointed by the Board to administer the Plan.

N.           Stock Exchange shall mean either the American Stock Exchange or the New York Stock Exchange.